Exhibit 10.5

Fourth Amendment Agreement

(this “Agreement”)

October 13, 2015

to the Managing Director Employment Agreement of April 25/May 10, 2005 between Harman Management GmbH, Becker-Göring-Straße 16, 76303 Karlsbad, Germany ( the “Company”) and Michael Mauser, Schlesische Str. 135 94315 Straubing, Germany (the “Executive”), as amended from time to time (the “MDEA”).

The Company and the Executive (each a “Party” and collectively the “Parties”) are desirous to amend the MDEA as set forth in this Agreement.

1. Notice Period. Article 2.1, sentence 1 on the MDEA is here with amended with immediate effect and shall read as follows:

“This Agreement shall commence on April 1, 2005 and continue for an indefinite period, and may be terminated without giving any reason therefor (i) by the Executive observing a four-week notice period, effective to the 15th or the last day of a calendar month; and (ii) by the Company observing the notice periods as provided in section 622 (2) of the German Civil Code (BGB).”

2. Severance Payments. The Executive agrees and accepts that any payments made by Harman International Industries, Incorporated (“Harman”) or any of its affiliates (with the exception of the Company) to the Executive in the context of a termination of the Executive’s employment with Harman and its affiliates, whether based on contract, statute, tort or otherwise, shall be reduced by the amount of any payments to which the Executive is entitled under the (terminated) MDEA during, and related to, the notice periods pursuant to Article 2.1.

3. Limited Effect. Except as expressly provided in this Agreement, all of the terms and provisions of the MDEA are and will remain in full force and effect and are hereby ratified and confirmed by the Parties.

[Signatures follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

/s/ Michael Mauser
(Michael Mauser)

/s/ John Stacey
HARMAN MANAGEMENT GMBH

represented by its shareholder, Harman International Industries, Incorporated by: John Stacey

Title: Executive Vice President and Chief Human Resources Officer

3rd Amendment Agreement (this “Agreement”)

to the Managing Director Employment Agreement of April 25 / May 10, 2005, as amended by Amendment Agreement of May 10, 2005 and Amendment Agreement of October 6 /7 2009 (the “MDEA”)

between

Harman Management GmbH

Becker-Göring-StraBe 16

76303 Karlsbad, Germany

(hereinafter referred to as the “Company”),

represented by its shareholder Harman International Industries, Inc.

and

Michael Mauser

Schlossleithn 3

94362 Neukirchen, Germany

(hereinafter referred to as the “Executive”)

Preamble

The Company and the Executive desire to amend Article 1 (Position and Scope of Duties), Article 2 (Termination and Notice) and Article 4 (Salary, Allowable Expenses and Other Benefits) of the MDEA.

Section 1

Amendment of Article 1 MDEA (Position and Scope of Duties)

Article 1.1, paragraph 2, of the MDEA shall be revised with retroactive effect as from April 7, 2010 as follows:

“The Executive’s scope of authority and responsibility shall be the position of Co-President of Harman’s Automotive Division.”

Section 2

Amendment of Article 2 MDEA (Termination and Notice)

2.1 Article 2.1, sentence 1, of the MDEA shall be revised with immediate effect as follows:

“This Agreement shall commence on April 1, 2005 and continue for an indefinite period, and may be terminated by either party without giving any reason therefor upon at least twelve months’ prior written notice.”

2.2 Article 2.4 shall be deleted without replacement with immediate effect.

Section 3

Amendment of Article 4 MDEA (Salary, Allowable Expenses and Other Benefits)

3.1 Article 4.1, sentence 1, of the MDEA shall be revised with retroactive effect as from April 7, 2010 as follows:

“The Executive shall receive an annual gross salary of Euro 350,000 (Words: Euro three hundred and fifty thousand).”

3.2 Article 4.3 of the MDEA shall be revised with retroactive effect as from April 7, 2010 as follows:

“For so long as the Executive holds the position of Co-President of Harman’s Automotive Division and has not been assigned a different managerial position, in addition to his base salary, the Executive may be entitled to an annual bonus based on performance parameters as decided each year in the sole discretion of the Shareholder(s) and on a target of 75% of his annual base salary in accordance with the MIC Corporate Guidelines. The annual bonus can be up to 112% of the Executive’s annual base salary depending on achievement of superior results in line with the MIC Corporate Guidelines. The annual bonus shall be governed by the terms and conditions of the bonus plan and parameters for the Automotive Division. The parties acknowledge that the base salary already reflects the parties’ mutual risk should the Company release the Executive from his obligation to work or assign him to a different managerial position, and therefore, the Executive shall have no right to claim any bonus for future periods, should the Company (with or without termination of this Agreement) release the Executive from his obligation to work or assign him to a different managerial position. For periods prior to the date of the release from work or the assignment of a different managerial position, the Executive shall be entitled to a pro rata bonus depending on the achievement of the performance parameters for the Automotive Division and the terms and conditions of the bonus plan. It is understood and agreed by the parties that any bonus payments by the Company shall be voluntary one-time remunerations and will not result in any future obligations by the Company or any of its Affiliates.”

3.3 Article 4.5, sentence 2, of the MDEA shall be revised as follows:

The annual gross pension payment (“Annual Pension”) shall correspond to 2 % of the Executive’s eligible salary for each year of service completed under this Agreement; provided, however, that the total Annual Pension (a) shall not fall short of an amount of EUR 50,000 minus the amount of the annual benefit payable under the Harman Holding Pension (as defined in the Termination Agreement), and (b) shall under no circumstances exceed 30 % of the Executive’s eligible salary minus the amount of the annual benefit payable under the Harman Holding Pension.”

3.4 All other provisions of the MDEA not expressly amended by this Agreement shall remain unchanged and continue to be in force.

Harman Management GmbH

represented by its shareholder

Harman International Industries, Inc.

Date: July 9, 2010

Place: Stamford, Connecticut

By:	John Stacey
Name:	John Stacey
Title:	Vice President and Chief Human Resources Officer

Michael Mauser

Date: June 22, 2010

Place:

Signature:	/s/ Michael Mauser

Amendment Agreement (this “Agreement”)

to the Managing Director Employment Agreement of April 25 / May 10, 2005, (the “MDEA”)

between

Harman Management GmbH

Becker-Göring-Straße 16

76303 Karlsbad, Germany

(hereinafter referred to as the “Company”),

represented by its shareholder Harman International Industries, Inc. (hereinafter referred to as “Harman International”)

and

Michael Mauser

Schlossleithn 3

94362 Neukirchen, Germany

(hereinafter referred to as the “Executive”)

Preamble

The Company and the Executive desire to terminate the undated amendment agreement to the MDEA (the “Undated Amendment”), a copy of which is attached hereto as Annex 1, and to amend Article 1 (Position and Scope of Duties) and Article 2 (Termination and Notice) of the MDEA.

Section 1

Termination of the Undated Amendment

The Undated Amendment is herewith terminated with immediate effect by mutual agreement.

Section 2

Amendment of Article 1 MDEA (Position and Scope of Duties)

Article 1.1, paragraph 2, of the MDEA shall be revised with immediate effect as follows:

“The Executive’s scope of authority and responsibility shall be (a) the finance and controlling of the Company and of the Harman Becker Automotive Systems business worldwide and (b) the role of the Chief Financial Officer for Harman International’s other business operations in Europe.”

Section 3

Amendment of Article 2 MDEA (Termination and Notice)

Article 2.1, sentence 1, of the MDEA shall be revised with immediate effect as follows:

“This Agreement shall commence on April 1, 2005, and continue for an indefinite period, and may be terminated by either party without giving any reason therefor upon at least six months prior written notice prior to the end of any month; provided, however, that any termination under this section shall be effective no earlier than August 31, 2012.”

(signature page to follow)

Harman Management GmbH
represented by its shareholder Harman International Industries, Inc.

By:	/s/ Edwin C. Summers	Date/Place: October 6, 2009, Karlsbad
Name:	Edwin C. Summers
Title:	Vice President

Michael Mauser

/s/ Michael Mauser		Date/Place: October 7, 2009, Karlsbad

Annex 1

Undated Amendment

between

Harman Management GmbH

and

Michael Mauser

Amendment

to the MANAGING DIRECTOR EMPLOYMENT AGREEMENT

dated May 10, 2005

between Harman Management GmbH

Becker-Göring-Str. 16

76303 Karlsbad

represented by its shareholder Harman International Industries, Inc.

and

Michael Mauser

Schlossleithn 3

94362 Neukirchen

The parties agree that any termination under Article 2, § 1, sentence 1 of the Agreement shall be effective no earlier than March 31, 2010. Apart from this change of the earliest termination date, all other regulations of the Agreement remain unaffected.

Harman Management GmbH

represented by its shareholder

Harman International Industries, Inc.

/s/ Kevin Brown	/s/ Michael Mauser

Kevin Brown	Michael Mauser
Executive Vice President and CFO	Managing Director

MANAGING DIRECTOR EMPLOYMENT AGREEMENT

(Gescbäftsführerdienstvertrag)

(this “Agreement”)

Between

Harman Management GmbH

Becker-Göring-Str. 16

76303 Karlsbad

represented by its shareholder Harman International Industries, Inc.

- hereinafter referred to as the “Company”

and

Michael Mauser

Schlossleithn 3

94362 Neukirchen

- hereinafter referred to as the “Executive”

Preamble

The Executive has been employed by Harman Holding GmbH & Co. KG (“Harman Holding”) as Vice President Finance and Controlling Harman/Becker Automotive Systems, Europe. Harman Management GmbH’s shareholder has decided to appoint the Executive as its managing director. As a result, the Executive’s employment agreement with Harman Holding will be terminated simultaneously herewith, and Harman Management GmbH and the Executive hereby enter into the following Agreement, thereby replacing the employment agreement with Harman Holding in its entirety.

Article 1

Position and Scope of Duties

1.1	Harman Management GmbH shall employ the Executive as a joint managing director (Geschäftsführer) with joint signature authority. For purposes of this Agreement, the term “Company” shall refer to Harman Management GmbH, Harman Holding, and all of their subsidiaries involved in the automotive OEM business.

The Executive’s scope of authority and responsibility shall be the finance and controlling of the Company and of the Harman/Hecker Automotive Systems business worldwide.

1.2	The Executive shall perform his duties by observing the diligence of a prudent businessman and in accordance with the provisions of this Agreement, the Company’s Articles of Association (Gesellschaftsvertrag), the general and specific directives or instructions given by the supervisory board (Aufsichtsrat), if any, and the shareholders) (Gesellschafter) or any designees of the shareholder(s), including the establishment and/or amendment of any Management By-Laws (Geschäftsordnung), and in accordance with applicable law.

1.3	The Executive shall report as determined in writing by the shareholder(s) (the “Shareholder(s),” which term shall include any designee thereof) and shall at all times be subject to such general policies as many be resolved from time to time by the Shareholder(s).

1.4	The responsibility of the Executive (subject to scope of authority contained in Section 1.1 hereof and other limitations contained herein, in the Articles of Association and Management By-Laws of the Company or otherwise) under applicable law shall include, without limitation, the following subject to later amendment by the Shareholder(s):

(a)	the preparation and submission to the supervisory board and/or the Shareholder(s) of the annual budget and strategic plan of the Company;

(b)	the management of the Company in accordance with, budgets and strategic plans approved by the Shareholder(s) and in accordance with this Agreement and the Company’s Articles of Association, and Management By-Laws;

(c)	advising the Shareholder(s) of the material activities and operations of the Company on an on-going basis;

(d)	hiring and firing management personnel (except as to managing directors and certain key management positions designated by the Shareholder(s) from time to time) and overseeing the hiring of such other salaried and hourly rated employees as may be required, for the proper and efficient conduct of the business of the Company within the scope of the Executive’s authority;

(e)	the making of commitments on behalf of the Company other than those commitments requiring the approval of the Shareholder(s) as provided by law, the Company’s Articles of Association, any Management By-Laws or this Agreement, provided, however, that the signing authority of the Executive shall not be sole signing authority;

(f)	seeking the approval of the Shareholder(s) in respect of any matter involving or affecting the Company or its business which is out of the ordinary and usual course of business of the Company; and

(g)	carrying out the directives of the Shareholder(s).

1.5	The Executive shall devote his full working time and ability to the Company’s business. The Executive shall not engage in any other activity for remuneration or any other activity which normally would give entitlement to remuneration, including any part-time work, without the prior written consent of the Shareholder(s) in each instance. The Executive may be required by the Company to serve in management positions for affiliates as defined in accordance with Section 15 of the German Stock Corporation Act (“Affiliates”) without further or additional remuneration. The Executive shall not serve on the supervisory board or advisory board (Beirat) of another company without the prior written consent of the Shareholder(s).

1.6	The Executive can be required by the Company to serve in a different managerial capacity for the Company, for example, as director of a division or group leader of the Company, with or without being required to relinquish his title and position of managing director, so long as the Company does not reduce the Executive’s compensation and benefits hereunder and whether or not such different managerial capacity carries with it more or less responsibility or authority. The Company reserves the right to assign additional areas of responsibility to the Executive. At the request of the Shareholder(s), within the framework of this Agreement and the areas of responsibility assigned to the Executive, he will also work for other national and international companies of the Harman Group.

1.7	Notwithstanding the internal authority of the Executive as determined by the Shareholder(s), the Executive shall with respect to the exercise of his statutory representation authority be required to seek the approval of the Shareholder(s) for the following activities (and any other activities for which the Shareholder(s) require their approval though the adoption of Management By-Laws either as now or later adopted):

(a)	The acquisition, sale, lease or encumbrance of real property;

(b)	The conclusion or termination of rental or lease agreements which are for a period of longer than one year;

(c)	The establishment or termination of branches, subsidiaries or joint ventures;

(d)	The acquisition or disposition of securities and participations in other enterprises in whatever form;

(e)	The appointment and termination of management employees and the granting and recall of Prokura and commercial powers of attorney (Hand-lungsvollmachten);

(f)	The taking on, granting or repayment of loans;

(g)	The granting of security interests;

(h)	All transactions which could threaten the liquidity of the Company;

(i)	Investments which in the single case are greater than US dollars $50,000;

(j)	Approval of the overall business plan and related budget for any fiscal year;

(k)	The incurring of any capital expenditures in excess of US dollars $50,000 outside of the capital expenditures approved in the approved budget in any fiscal year;

(l)	The increasing of salaries of any employee by more than 6% of the salary budgeted in the approved budget for such fiscal year;

(m)	Increasing borrowings of the Company above Euro 0.- at any one time;

(n)	The payment of any bonus or similar benefit other than as budgeted in the approved budget.

Article 2

Termination and Notice

2.1 This Agreement shall commence on April l, 2005, and continue for an indefinite period, and may be terminated by either party without giving any reason therefor by at least six month’s written notice prior to the end of any calendar quarter; provided, however, that any termination under this section shall be effective no earlier than March 31, 2007. Notice by the Executive must be in writing, must be delivered to the Shareholder(s) and shall be effective upon delivery. An extraordinary termination for important reason (“Termination for Cause”) is not affected by these rules. This Agreement automatically expires at the end of the month during which the Executive attains age 65.

2.2 In the event of termination, the Company is entitled to relieve the Executive from his obligation to work during the period of notice. In such a case the Executive shall not engage in any activity during the notice period for which he is, will be, or would normally be entitled to remuneration without the prior written consent of the Shareholder(s), which consent may be withheld for any reason.

2.3 In the event of termination, the Company shall be released of any further liabilities or obligations to make money payments or provide benefit to, or on behalf of, the Executive except that the Executive shall continue to be entitled during the notice period to compensation under Section 4.1 subject to the specific terms of those provisions, but only for as long as Executive has not been employed by another employer.

2.4 In case the Company terminates this Agreement effective after March 31, 2007 other than by means of a Termination for Cause, the Executive shall be entitled to a severance payment in the gross amount of 50% of one annual Salary (as defined in Section 4.1); provided, that the Executive has waived in writing all claims he might have against the Company and its Affiliates with respect to such termination. The severance shall be payable within six weeks after the later of the effective date of termination or the receipt by Company of the Executive’s written waiver.

Article 3

Secrecy

3.1 The Executive shall not disclose to any third party, or use for his personal gain, any confidential, technical or other business information entrusted to him, or which has otherwise become known to him and which relates to the Company or to any Affiliates. In particular, the Executive shall not disclose any confidential or proprietary information concerning the organization of the business, relations with customers and suppliers or technical know-how, design or intellectual property, trade secrets, or any other marketing, commercial or technical information considered confidential or proprietary by the Company. This obligation shall not expire upon termination of the employment but shall remain in force.

3.2 The Executive shall use business records of any kind, including private notes, concerning the Company’s affairs and activities, only for business purposes. The Executive shall not make copies or extracts or duplicates or drawing, calculations, statistics, and the like, and of any business records, for purposes other than for the Company’s business.

3.3 Upon termination of his employment (or upon request of the Company upon or after the giving of notice of termination), the Executive shall return to the Company of his own accord all business records and copies thereof which are in his possession. The Executive shall have no right of retention as to any such records or copies. The Executive shall also at such time return to the Company all keys, goods and other equipment in his possession which are the property of the Company, or to which the Company has the right of possession. The same applies in case the Executive is assigned a different managerial position for those business records and properties which the Executive no longer needs to perform in his new position.

Article 4

Salary, Allowable Expenses and Other Benefits

4.1 The Executive shall receive an annual gross salary of Euro 165,000 (Words: Euro one hundred and sixty five thousand). The salary shall be payable in twelve equal monthly installments to be paid at the end of each month, all after deduction of the amounts to be withheld in accordance with law. The salary entitlement may not be assigned or pledged by the Executive. The salary includes payment for any work performed by the Executive for the Company outside of normal working hours.

4.2 Travel expenses and other necessary and adequate expenses incurred by the Executive in the furtherance of the Company’s business shall be reimbursed against proof to the extent they are reasonable and in accordance with rules applicable in German for tax purposes and with the then travel policy of the Company. The Company shall also reimburse Executive for rent of an appropriate apartment near the Company’s site at Karlsbad, Germany for so long as Executive shall maintain his primary residence outside a radius of 200 kilometers from such site.

4.3 For so long as the executive holds the position of managing director and has not been assigned a different managerial position, in addition to his base salary, the Executive may be entitled to a bonus based on performance parameters as decided each year in the sole discretion of the Shareholder(s) and on a target of 20% of his annual base salary in accordance with the MIC Corporate Guidelines. The parties acknowledge that the base salary already reflects the parties’ mutual risk should the Company release the Executive from his obligation to work, or assign him to a different managerial position, and therefore, the Executive shall have no right to claim any bonus or pro rata bonus should the Company (with or without termination of this Agreement) release the Executive from his obligation to work or assign him to a different managerial position. It is understood and agreed by the parties that any bonus payments by the Company shall be voluntary one-time remuneration and will not result in any future obligations by the Company.

4.4 The Company shall provide to the Executive a company car of a type deemed by the Shareholders to be appropriate pursuant to the car policy in effect at Harman/Becker. The Executive may use this company car for private purposes. The taxes imposed with respect to the private usage shall be borne by the Executive.

4.5 The Executive shall be entitled to a company pension to be calculated and paid as follows:

The annual gross pension payment (“Annual Pension”) shall correspond to 2% of the Executive’s eligible salary for each year of service completed under this Agreement; provided, however, that the total Annual Pension shall under no circumstances exceed 30% of the Executive’s eligible salary minus the amount of the annual benefit payable under the Harman Holding Pension (as defined in the Termination Agreement). The Annual Pension shall be paid in twelve (12) equal monthly installments commencing the month following the month during which the last one of the following conditions has been satisfied:

(i)	the Executive has attained the age of 60; and

(ii)	the Executive is not employed by the Company or any of its Affiliates;

provided, however, that the Executive shall cease to be entitled to payment of an Annual Pension after reemployment by the Company or any of its Affiliates.

The right to payment of an Annual Pension hereunder shall cease upon the Executive’s death; provided, however, that in case the Executive dies after having completed fourteen years of employment with the Company, and after his employment with the Company and all of its Affiliates has been terminated, the Executive’s spouse shall be entitled to continued payment of the Annual Pension hereunder for a period of ten years less the period during which Annual Pension payments have been made hereunder prior to the Executive’s death. In case of the Executive’s death during his employment with the Company, the Executive’s spouse shall not be entitled to an Annual Pension, but shall instead be entitled to a death benefit in the form of a one-time payment in an amount equal to two eligible annual salaries.

For purposes of this Section 4.5, the term “eligible salary” shall mean the average annual salary pursuant to Section 4.1 of this Agreement paid to the Executive during the Executive’s last five consecutive years of employment with the Company. The term “eligible salary” shall not include any other kind of payments, benefits, or compensations made or granted to the Executive.

4.6 The Executive shall be provided with accident insurance coverage as follows:

(a)	The Company will maintain an accident insurance policy with the following insurance coverage with an insurance company of its choosing - possibly within the framework of a group accident insurance policy - on behalf of the Executive:

in the event of accidental death	€200,000.00
in the event of invalidity	€400,000.00

(b)	The accident insurance will be maintained by the Company for its own benefit. In the event of the occurrence or the insurance contingency the insurance benefit received will be transferred to the Executive, in the event of his death to his widow, as an alternative to his legitimate offspring in equal parts, unless the Executive has informed the Company in writing instructing it to transfer the monies to another beneficiary.

Article 5

Vacation

The Executive shall be entitled to an annual vacation of thirty working days excluding Saturdays. The time of vacation shall be determined in consultation with the Shareholder(s) and the other managing directors of the Company, taking into consideration the personal preferences of the Executive and the interests of the Company. In the year of termination of this Agreement, the entitlement to vacation shall be calculated on a pro rata basis.

Article 6

Sickness

In case the Executive is temporarily unable to perform his duties as Executive due to sickness or absence not caused by the Executive’s negligence, Company shall continue to pay the Executive the salary set forth in Section 4.1 hereof for a period of six weeks and, after such period, for a period of 12 months minus six weeks, the difference between the statutory sickness allowance and the Executive’s latest net income from salary from the Company, but the Executive shall assign to Company any claims the Executive may have against third parties relating to such sickness or absence.

Article 7

Inventions

7.1 Any invention, design, concept, mark, know-how or other intellectual property which arises out of the Executive’s activities for the Company, or which is made with respect to the experience, work or business of the Company (work-related intellectual property or “WIP”), becomes the property of the Company without compensation.

7.2 Inventions, designs, concepts, marks, know-how or other intellectual property which do not represent WIP (free intellectual property or “FIP”) must be reported to the Shareholder(s) in writing immediately. The Shareholder(s), on behalf of the Company, may take an interest in FIP with or without limitations. The Shareholder(s) must report their intention to the Executive within four (4) months of the report of the FIP by the Executive to the Shareholder(s).

7.3 In case of restricted acquisition of FIP, the Company shall receive a joint use right based on terms provided by the Company; in the case of total acquisition, all rights in the FIP go to the Companies. The Shareholder(s) and the Executive will agree on compensation according to the provisions of the Law Concerning Inventions Made by Employees and the regulations issued in connection with said law, which law shall apply in any case in case any portion of this Article 7 is unenforceable, but only to the extent of such unenforceability.

Article 8

Covenant Not to Compete

8.1 During the term and until the effective date of termination or expiration of this Agreement, the Executive shall not:

(a)	lend money to or engage, participate, assist invest or have an equity interest, directly or indirectly; whether as partner, owner, consultant, agent or otherwise, in any business or enterprise that is in competition with any business activity of the Company or any person, legal or otherwise, controlled by or under common control with under the common control of or controlling the Company (an “Affiliate”), or is in competition with the sale of any products sold by the Company as exclusive dealer other than by holding less than 5% of the shares, voting or otherwise, in a publicity-trade company quoted on a recognized stock exchange;

(b)	engage, hire, suggest or assist in or influence the engagement or hiring by any competing business or enterprise of any salesman, distributor, supplier, employee or officer of the Company or an Affiliate, or otherwise cause or encourage any person having a business relationship with the Company or an Affiliate to server such relationship with, or commit any act inimical to, the Company or an Affiliate;

(c)	use or divulge to others the customer or supplier lists of the Company or any Affiliate, or directly or indirectly, whether as a partner, owner, consultant, agent or otherwise, solicit or transact business with any customers or suppliers of the Company or any Affiliate; or

(d)	cause or permit any person, legal or otherwise, directly or indirectly under control of the Executive to do any of the foregoing.

8.2 During the term and upon termination of this Agreement and for a period of two years thereafter, the Executive shall not solicit or entice any officer, director or employee of the Company or any of its Affiliates to leave their employment with the Company or its respective Affiliate.

8.3 If the Executive breaches any of the obligations contained in this Article 8, for each such instance of breach the Executive shall pay the Company a penalty in the amount of € 15,000. Each week of continuing breach shall constitute an additional instance of breach. In addition, the Executive shall be required to reimburse the Company for any additional damages suffered by it and any of its Affiliates by reason of such breach.

Article 9

Other Provisions

9.1 By agreement (the “Termination Agreement”) of even date, the employment agreement between Harman Holding and the Executive has been terminated with immediate effect.

9.2 Any amendments or supplements to this Agreement must be in writing signed by both the Executive and the Shareholder(s) of the Company in order to be effective including any amendment to this provision.

9.3 The English language version of this Agreement shall be controlling in all respects, irrespective of the existence of a translation hereof into German.

9.4 This Agreement represents the entire agreement and understanding of the parties and supersedes and cancels any prior written or oral agreement between the Executive and the Company and its Affiliates, including, without limitation, any prior employment agreements or arrangements, whether written or oral.

9.5 The invalidity of any provision of this Agreement shall not affect the validity of the remainder hereof. Any invalid provision or any omission in this Agreement shall be replaced by an appropriate provision which best approximates the economic arrangement intended by the parties.

9.6 This Agreement shall be governed by the laws of the Federal Republic of Germany.

9.7 All disputes arising from this Agreement, the validity of its conclusion and its interpretation shall be decided by an arbitration court which shall have jurisdiction excluding jurisdiction of a court over such matters. Pursuant to Article 1031, para. 5 of the Federal Rules of Civil Procedure, a special arbitration agreement is concluded thereon, which is attached to this Agreement as Attachment 1.

9.8 This Agreement shall be effective as of April 1, 2005.

Harman Management GmbH

represented by its shareholder

Harman International Industries, Inc.

By:	/s/ Frank Meredith	Date:	May 10, 2005
Name:	Frank Meredith
Title:	Chief Financial Officer

/s/ Michael Mauser		Date:	May 4, 2005
Michael Mauser

ATTACHMENT 1

ARBITRATION AGREEMENT

between

Harman Management GmbH

and

Michael Mauser

The parties agree hereby as follows: All disputes arising from the Managing Director Employment Contract appended hereto (between Michael Mauser and Harman Management GmbH) including its validity shall be finally settled by three arbitrators according to the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The arbitration tribunal shall also decide on the validity of this arbitration agreement. The arbitral tribunal shall apply German substantive law. The language of the arbitration proceedings shall be English. If one party desires consideration of a document or of witness testimony in another language, that party must undertake the prior translation or simultaneous translation, respectively, of the same and alone carry such as a separate, non-refundable expense. The place of arbitration shall be Frankfurt am Main, Federal Republic of Germany. With exception of possible translation expenses as described above, the winning party is entitled to the award of all necessary (in accordance to § 91, ZPO (German Civil Procedure Code)) costs and necessary (in accordance to § 91, ZPO (German Civil Procedure Code)) expenses in connection with the proceedings (including attorneys’ fees in accordance with the German Fee schedule (RVG)).

Harman Management GmbH
represented by its shareholder Harman International Industries, Inc.

By:	/s/ Frank Meredith	Date:	May 10, 2005
Name:	Frank Meredith
Title:	Chief Financial Officer

/s/ Michael Mauser		Date:	May 4, 2005
Michael Mauser